Exhibit 99.1

Nuvation Bio Reports First Quarter 2025 Financial Results and Provides Business Update

New Drug Application (NDA) for taletrectinib for advanced ROS1-positive (ROS1+) non-small cell lung cancer (NSCLC) under U.S. Food and Drug Administration (FDA) Priority Review; Prescription Drug User Fee Act (PDUFA) goal date of June 23, 2025

Published pooled results from pivotal Phase 2 TRUST-I and TRUST-II studies of taletrectinib in Journal of Clinical Oncology demonstrating high response rates, durable responses, and a favorable safety profile

Strong balance sheet with cash, cash equivalents, and marketable securities of $461.7 million as of March 31, 2025

Company to host a conference call today at 4:30 p.m. ET

New York, May 7, 2025 – Nuvation Bio Inc. (NYSE: NUVB), a global oncology company tackling some of the toughest challenges in cancer treatment, today reported financial results for the first quarter ended March 31, 2025, and provided a business update.

“Nuvation Bio continued to execute with focus in the first quarter as we prepare for the potential U.S. approval and launch of taletrectinib for advanced ROS1-positive non-small cell lung cancer,” said David Hung, M.D., Founder, President, and Chief Executive Officer of Nuvation Bio. “Data recently published in the Journal of Clinical Oncology and presented at the European Lung Cancer Congress and the American Association for Cancer Research Annual Meeting further reinforce taletrectinib’s potential to deliver a differentiated profile with strong efficacy, high central nervous system activity, and favorable tolerability. We also continue to advance our broader pipeline, including safusidenib and NUV-1511, for which we plan to provide program updates later this year. With a team that has successfully brought numerous oncology therapies to market and a strong balance sheet, we are well-positioned to enter our next chapter as a commercial-stage company.”

Recent Pipeline Updates:

Taletrectinib, ROS1 inhibitor: Advanced ROS1+ NSCLC

•

The Priority Review of the Company’s NDA for taletrectinib for advanced ROS1+ NSCLC (line agnostic, full approval) is progressing on time with all planned inspections now completed. The PDUFA goal date of June 23, 2025 positions Nuvation Bio to commercialize taletrectinib in the U.S., if approved, in mid-2025.

•

In January 2025, China’s National Medical Products Administration (NMPA) approved taletrectinib for adult patients with locally advanced or metastatic ROS1+ NSCLC. As part of an exclusive license agreement, Innovent Biologics is commercializing taletrectinib in Greater China.

•

In February 2025, Nuvation Bio launched an Expanded Access Program (EAP) in the U.S., enabling eligible patients with advanced ROS1+ NSCLC to access taletrectinib outside of the ongoing pivotal TRUST-II study.

•

In March 2025, Nippon Kayaku completed submission of a Marketing Authorization Application for taletrectinib for advanced ROS1+ NSCLC to Japan’s Pharmaceuticals and Medical Devices Agency. As part of an exclusive license agreement, Nippon Kayaku will commercialize taletrectinib in Japan.

•	In March 2025, new data from a matching-adjusted indirect comparison study evaluating taletrectinib versus crizotinib in advanced ROS1+ NSCLC were presented at the European Lung Cancer Congress.

•	In April 2025, results from the pivotal Phase 2 TRUST-I and TRUST-II studies were published in Journal of Clinical Oncology.

•	In April 2025, new nonclinical data for taletrectinib in ROS1+ NSCLC were presented at the American Association for Cancer Research Annual Meeting.

Safusidenib, mIDH1 inhibitor: Diffuse IDH1-mutant glioma

•	The Company expects to provide an update on the pivotal study design for the safusidenib program in the second half of 2025.

NUV-1511, drug-drug conjugate (DDC): Advanced solid tumors

•	The Company expects to provide an update from the Phase 1/2 dose escalation study of NUV-1511 in the second half of 2025.

NUV-868, BD2-selective BET inhibitor: Advanced solid tumors

•

As previously announced, the Company is evaluating next steps for the NUV-868 program, including external partnership opportunities or further development in combination with approved products for indications in which BD2-selective BET inhibitors may improve outcomes for patients.

Corporate Updates:

•

In March 2025, Nuvation Bio secured up to $250 million in non-dilutive financings from Sagard Healthcare Partners. The Company will receive $150 million in royalty interest financing and $50 million in debt upon U.S. FDA approval of taletrectinib by September 30, 2025, with access to an additional $50 million in debt at the Company’s option until June 30, 2026, as long as the Company has achieved first U.S. commercial sale. The royalty interest financing is expected to fully fund the U.S. commercial launch of taletrectinib; the pro forma cash balance is expected to fully fund development of the Company’s clinical-stage pipeline and create a path to potential profitability without a need for additional fundraising.

•

In March 2025, Nuvation Bio appointed Stephen Dang, Ph.D., as Senior Vice President, General Counsel. Dr. Dang brings over 17 years of experience in the biopharmaceutical industry across all stages of the drug product life cycle.

First Quarter 2025 Financial Results

As of March 31, 2025, Nuvation Bio had cash, cash equivalents, and marketable securities of $461.7 million.

For the three months ended March 31, 2025, research and development expenses were $24.6 million, compared to $12.8 million for the three months ended March 31, 2024. The increase was primarily due to a $6.2 million increase in personnel-related costs driven by the acquisition of AnHeart as well as stock-based compensation and other benefits and $0.2 million increase in amortization of assembled workforce and $5.4 million increase in third-party costs related to clinical trial expense for taletrectinib.

For the three months ended March 31, 2025, selling, general, and administrative expenses were $35.4 million, compared to $7.4 million for the three months ended March 31, 2024. The increase was due to a $10.7 million increase in personnel-related costs as a result of the acquisition of AnHeart, $12.2 million increase in sales and marketing expenses, $1.4 million increase in professional fees, $0.5 million increase in occupancy expenses, $1.1 million increase in legal fees, $0.2 million increase in foreign currency impact and $2.0 million increase in other expenses as a result of the integration of AnHeart offset by $0.1 million decrease in taxes.

For the three months ended March 31, 2025, Nuvation Bio reported a net loss of $53.2 million, or $(0.16) per share. This compares to a net loss of $14.8 million, or $(0.07) per share, for the comparable period in 2024.

Conference Call and Webcast

Nuvation Bio will host a conference call on Wednesday, May 7, 2025, at 4:30 p.m. ET, during which company executives will provide an overview of its programs, summarize the commercial strategy for taletrectinib, and review financial results for the first quarter of 2025.

Investors and the general public are invited to listen to the live webcast and can register on the Nuvation Bio website at https://investors.nuvationbio.com. Those unable to register can access the live conference call by dialing +1 833-470-1428 (U.S. toll-free) and entering access code 341248.

A replay of the webcast will be available on the Company’s website shortly after the conference call concludes.

About Taletrectinib

Taletrectinib is an oral, potent, central nervous system-active, selective, next-generation ROS1 inhibitor specifically designed for the treatment of patients with advanced ROS1+ NSCLC. Taletrectinib is being evaluated for the treatment of patients with advanced ROS1+ NSCLC in two Phase 2 single-arm pivotal studies: TRUST-I (NCT04395677) in China, and TRUST-II (NCT04919811), a global study.

Based on pooled results of the TRUST-I and TRUST-II clinical studies, the U.S. FDA has accepted and granted Priority Review to Nuvation Bio’s NDA for taletrectinib for advanced ROS1+ NSCLC (line agnostic, full approval) and assigned a PDUFA goal date of June 23, 2025. The U.S. FDA previously granted taletrectinib Breakthrough Therapy Designation for the treatment of patients with locally advanced or metastatic ROS1+ NSCLC who either have or have not previously been treated with ROS1 TKIs, and Orphan Drug Designation for the treatment of patients with ROS1+ NSCLC and other NSCLC indications. In January 2025, China’s NMPA approved taletrectinib for the treatment of adult patients with locally advanced or metastatic ROS1+ NSCLC.

About Nuvation Bio

Nuvation Bio is a global oncology company focused on tackling some of the toughest challenges in cancer treatment by developing therapies that create a profound, positive impact on patients’ lives. Our diverse pipeline includes taletrectinib, a next-generation ROS1 inhibitor; safusidenib, a brain-penetrant IDH1 inhibitor; NUV-1511, an innovative drug-drug conjugate (DDC) designed for targeted cancer treatment; and NUV-868, a BD2-selective BET inhibitor.

Nuvation Bio was founded in 2018 by biopharma industry veteran David Hung, M.D., who previously founded Medivation, Inc., which brought to patients one of the world’s leading prostate cancer medicines. Nuvation Bio has offices in New York, San Francisco, Boston, and Shanghai. For more information, visit www.nuvationbio.com or follow the company on LinkedIn and X (@nuvationbioinc).

Forward Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, our expectations regarding U.S. FDA approval and commercial launch of taletrectinib, and the timing thereof, receipt and use of proceeds from the Sagard Healthcare Partners financings to fully fund U.S. commercial launch of taletrectinib and development of Nuvation Bio’s current clinical-stage pipeline, the path to potential profitability without need to raise additional capital, the potential therapeutic benefit of Nuvation Bio’s product candidates, the advancement of our clinical programs, and the strength of Nuvation Bio’s balance sheet. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management team of Nuvation Bio and are not predictions of actual performance. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ from those anticipated by the forward-looking statements, including but not limited to the challenges associated with conducting drug discovery and initiating or conducting clinical studies due to, among other things, difficulties or delays in the regulatory process, enrolling subjects or manufacturing or acquiring necessary products; the emergence or worsening of adverse events or other undesirable side effects; risks associated with preliminary and interim data, which may not be representative of more mature data; and competitive developments. Risks and uncertainties facing Nuvation Bio are described more fully in its Form 10-Q filed with the SEC on May 7, 2025 under the heading “Risk Factors,” and other documents that Nuvation Bio has filed or will file with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Nuvation Bio disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Nuvation Bio Investor Contact:

ir@nuvationbio.com

Nuvation Bio Media Contact:

media@nuvationbio.com

NUVATION BIO INC. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$47,977	$35,723
Accounts receivable, net of allowance for credit loss of $nil	409	12,722
Inventory	14	—
Prepaid expenses and other current assets	8,415	7,271
Marketable securities	413,699	466,969
Interest receivable on marketable securities	5,053	3,570

Total current assets	475,567	526,255
Property and equipment, net of accumulated depreciation of $971 and $874, respectively	562	586
Intangible assets, net of accumulated amortization of $660 and $448, respectively	4,410	4,622
Operating lease right-of-use assets	5,334	2,402
Other non-current assets	6,616	6,761

Total assets	$492,489	$540,626

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,537	$6,348
Current operating lease liabilities	1,889	1,663
Contract liabilities, current portion	10,769	11,117
Short-term borrowings	5,685	6,283
Accrued expenses	23,892	32,833

Total current liabilities	52,772	58,244
Warrant liability	2,804	2,053
Contract liabilities, net of current portion	13,614	15,572
Non-current operating lease liabilities	3,839	969

Total liabilities	73,029	76,838

Stockholders’ equity
Class A and Class B common stock and additional paid in capital, $0.0001 par value per share; 1,060,000,000 (Class A 1,000,000,000, Class B 60,000,000) shares authorized as of March 31, 2025 and December 31, 2024, respectively; 339,840,425 (Class A 338,840,425, Class B 1,000,000) and 337,837,872 (Class A 336,837,872, Class B 1,000,000) issued and outstanding as of December 31, 2024 and 2023, respectively	1,382,894	1,373,958
Accumulated deficit	(963,979)	(910,743)
Accumulated other comprehensive income	545	573

Total stockholders’ equity	419,460	463,788

Total liabilities and stockholders’ equity	$492,489	$540,626

NUVATION BIO INC. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
Revenue	$3,084	$—
Cost of revenue	2,094	—

Gross profit	990	—
Operating expenses:
Research and development	24,601	12,842
Selling, general and administrative	35,393	7,357

Total operating expenses	59,994	20,199

Loss from operations	(59,004)	(20,199)

Other income (expense):
Interest income	5,321	7,130
Interest expense	(54)	—
Investment advisory fees	(203)	(265)
Change in fair value of warrant liability	(751)	(1,459)
Realized gain on marketable securities	3	1
Other income	1,452	—

Total other income (expense), net	5,768	5,407

Loss before income taxes	(53,236)	(14,792)
Provision for income taxes	—	—

Net loss	$(53,236)	$(14,792)

Net loss attributable to common stockholders
Net loss per share attributable to common stockholders, basic and diluted	$(0.16)	$(0.07)

Weighted average common shares outstanding, basic and diluted	338,612	219,048

Comprehensive loss:
Net loss	$(53,236)	$(14,792)
Other comprehensive loss, net of taxes:
Currency translation adjustment	465	—
Unrealized (loss) gain on available-for-sale securities	(493)	(1,350)

Comprehensive loss	$(53,264)	$(16,142)